Exhibit 99.1

Press Release
September 16, 2014
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Completes Acquisition of Severstal Columbus

FORT WAYNE, INDIANA, September 16, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the completion of the acquisition of Severstal Columbus, LLC (“Columbus”), one of the newest and most technologically advanced mini-mills in North America.  As previously announced, the purchase price for Columbus was $1.625 billion in cash, with customary transaction purchase price adjustments, and has been funded with approximately $350 million of available cash, new senior unsecured notes in the amount of $1.2 billion, and borrowings on the company’s revolving credit facility.

“I would like to enthusiastically welcome the Columbus employees, community, and customers into the Steel Dynamics family,” stated Mark D. Millett, Chief Executive Officer.  “The successful completion of the Columbus acquisition is an important milestone for Steel Dynamics and represents a significant step in the continuation of our growth strategy.  The expected cash and earnings per share accretion and increased scale make this transaction a noteworthy strategic opportunity for our shareholders and all of our employees.”

The acquisition of Columbus significantly expands and diversifies the company’s steel operating base, increasing Steel Dynamics’ annual steel shipping capacity to 11.0 million tons, a 40 percent increase.  For the twelve months ended June 30, 2014, pro forma revenue was $9.7 billion and pro forma Adjusted EBITDA was $965 million (Note 1), with Columbus contributing $2.2 billion and $254 million, respectively.  The additional exposure to the high-growth oil country tubular goods and automotive markets complements Steel Dynamics’ product offerings.  Additionally, Columbus is advantageously located in Mississippi to serve the high-growth markets in the Southern U.S. and Mexico, providing both geographic diversification and growth opportunities for Steel Dynamics.

Note 1: Pro forma EBITDA is defined as the pro forma net income attributable to Steel Dynamics, Inc. before pro forma interest expense, net of interest income, pro forma income taxes, and pro forma depreciation and amortization.  Pro forma Adjusted EBITDA is defined as pro forma EBITDA adjusted for certain non-cash items such as pro forma equity based compensation, pro forma unrealized hedging losses on commodities derivatives, pro forma lower of cost or market inventory valuation, and pro forma asset impairments.  The company believes that pro forma EBITDA and pro forma Adjusted EBITDA are useful indicators of performance and ability to meet debt service and capital expenditure requirements.  They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles, and they may not necessarily be comparable to similarly titled measure used by other companies.

The following table presents a reconciliation of pro forma EBITDA and Adjusted EBITDA to pro forma net income attributable to Steel Dynamics, Inc. (The amounts are unaudited, depicted in dollars in thousands, and are pro forma the twelve months ended June 30, 2014):

Net income attributable to Steel Dynamics, Inc.	$276,434
Interest expense	190,032
Interest income	(2,966)
Income tax expense	149,511
Depreciation and amortization	326,755
EBITDA	939,766
Unrealized hedging losses	3,510
Lower of cost or market inventory valuation	3,068
Equity-based compensation	19,024
Asset impairment	30
Adjusted EBITDA	$965,398

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 7,400 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Website, www.sec.gov, and on the Steel Dynamics Website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500